Exhibit 3.11
CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
HEALTH BENEFITS DIRECT CORPORATION

HEALTH BENEFITS DIRECT CORPORATION, (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the board of directors of the Corporation (the “Board of Directors”), at a duly convened meeting of the Board of Directors, duly adopted a resolution declaring advisable the amendment of the Certificate of Incorporation of the Corporation, as amended (the “Certificate’), and submitted the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FIRST be amended and restated in its entirety as follows:

  “FIRST:  The name of this Corporation is InsPro Technologies Corporation.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Company by its Chief Financial Officer, Chief Operating Officer and Acting Principal Executive Officer this 24th day of November, 2010.

HEALTH BENEFITS DIRECT CORPORATION

By:

Name: Anthony R. Verdi
Title: Chief Financial Officer, Chief Operating Officer and Acting Principal Executive Officer